                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                  GREAT LAKES CHEMICAL CORPORATION
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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
[LOGO GREAT LAKES CHEMICAL]

                                   NOTICE OF

                      2001 ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT
     ----------------------------------------------------------------------

                                PLACE OF MEETING

                             Thursday, May 3, 2001
                         Parkwood IV Conference Center
                              500 East 96th Street
                             Indianapolis, Indiana
                               Meeting 11:00 a.m.
                            (Eastern Standard Time)

                                   IMPORTANT
  YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO INDICATE YOUR VOTE ON THE ENCLOSED PROXY. PLEASE MARK,
 DATE, SIGN AND PROMPTLY RETURN THE PROXY USING THE ENCLOSED REPLY ENVELOPE. NO
              POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

[LOGO GREAT LAKES CHEMICAL CORPORATION]

                             INDIANAPOLIS, INDIANA
                                    --------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 2001

                                   ----------

The Annual Meeting of Shareholders (the "Annual Meeting") of GREAT LAKES CHEMICAL CORPORATION (the "Corporation") will be held at Parkwood IV Conference Center, 500 East 96th Street, Indianapolis, Indiana, on Thursday, May 3, 2001, at 11:00 a.m. (Eastern Standard Time) to consider and vote on the following matters described in the accompanying proxy statement:

    1.  Election of three directors;

    2. A shareholder proposal recommending that the Board of Directors arrange for the prompt sale of the Corporation to the highest bidder;

    3. A shareholder proposal recommending elimination of the classified board; and

    4. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors fixed March 5, 2001, as the date of record for the meeting, and only shareholders of record at the close of business on that date will be entitled to vote at the meeting or any adjournment thereof.

A proxy statement, form of proxy and an annual report of the Corporation for 2000 are enclosed.

                                          By Order of the Board of Directors,

                                          JEFFREY M. LIPSHAW
                                          Secretary

                                          March 27, 2001

                                     NOTICE
 PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE PROXY USING THE ENCLOSED REPLY
        ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        GREAT LAKES CHEMICAL CORPORATION
          500 EAST 96TH STREET, SUITE 500, INDIANAPOLIS, INDIANA 46240

                                  ------------

                                PROXY STATEMENT
                                 MARCH 27, 2001
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 3, 2001

                                  ------------

The Board of Directors (the "Board") is soliciting proxies to be used at the Annual Meeting to be held on May 3, 2001, and any adjournments thereof. This proxy statement, the form of proxy and the Great Lakes Chemical Corporation annual report for 2000 will be mailed to shareholders on or about March 27, 2001.

Only shareholders of record at the close of business on March 5, 2001 (the "record date"), will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 50,274,853 issued and outstanding shares of the Corporation's common stock ("Common Stock"), the only class of voting securities of the Corporation.

INFORMATION ABOUT VOTING

METHODS OF VOTING

Your vote is very important. You can vote by mail. You can also vote by attending the Annual Meeting and casting your vote there. To vote by mail, mark your proxy, date and sign it, and return it in the postage-paid return envelope provided.

If you are the beneficial owner of shares held in "street name" by a broker, the broker as the holder of record the shares is required to vote these shares in accordance with your instructions.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign the proxy card but do not give voting instructions, the shares represented by that proxy will be voted for the election of the nominee directors and against Proposals Two and Three (the shareholder proposals) as recommended by the Board of Directors.

REVOKING YOUR PROXY

You may revoke your proxy at any time before it is voted at the Annual Meeting by:

    - Sending written notice of revocation to the secretary of the Corporation;

    - Submitting another properly signed proxy with a later date; or

    - Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

VOTE REQUIRED

The vote of a plurality of the shares present or represented and entitled to vote at the Annual Meeting is required for election as a director.

The affirmative vote of a majority of the shares present or represented and entitled to vote on each of Proposals Two and Three is required for approval.

ABSTENTIONS AND BROKER NON-VOTES

Proxies expressly marked as "abstain" as to Proposals Two or Three will not be counted as votes "for" or "against" a proposal, but will be counted in determining the number of shares present or represented on a proposal. Since approval of Proposals Two and Three requires the affirmative vote of a majority of the shares present or represented, abstentions will have the same effect as a vote "against" those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals Two and Three without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such "broker non-votes" will not be counted as voted or as present or represented and entitled to vote on those proposals.

OTHER BUSINESS

If any other matters are properly presented at the Annual Meeting for consideration, the persons named on the enclosed proxy card will have the discretion to vote on those matters for you. At the date we began printing this proxy statement, the Board of Directors knew of no other matter to be raised at the Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Certificate of Incorporation of the Corporation provides that the number of directors shall be not less than three nor more than 11, and shall be divided into three classes of equal size (to the extent possible), with one class to be elected each year, in rotation, for a term of three years. The Board is currently comprised of nine members, divided into three classes of three directors each.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees, James W. Crownover, Louis E. Lataif and Mack G. Nichols, for three-year terms to expire at the Annual Meeting in 2004 and until their successors are duly elected and qualified. Nominees Crownover, Lataif and Nichols are currently serving as directors. The Board expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available to serve as a director at the time of the Annual Meeting, the persons named on the proxy will vote for another candidate nominated by the Board, or the Board may reduce the number of directors serving on the Board.

The biographies that follow are current as of March 5, 2001. None of the business organizations, other than Great Lakes Chemical Corporation and OSCA, Inc., with which the named individuals are employed or associated, is a parent, subsidiary or affiliate of the Corporation.

NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2004

JAMES W. CROWNOVER  Director since 2000. (2), (4)

In 1998, Mr. Crownover, 57, retired as a director of the global management-consulting firm of McKinsey & Company and as head of its north american energy practice. During his 30-year career with McKinsey, Mr. Crownover served as managing director and head of its southwest practice and Houston office. Mr. Crownover currently serves as a director of Altra Energy Technologies, Expedior, Inc., Unocal Corp. and Wiengarten Realty Investors.
Mr. Crownover serves as a trustee of Rice University and St. John's School.
Mr. Crownover is also a member of the advisory council of the Stanford Graduate School of Business.

LOUIS E. LATAIF  Director since 1995. (1)

Mr. Lataif, 62, is dean of the School of Management at Boston University, a position he assumed in 1991 after a distinguished 27-year career with Ford Motor Corporation. At Ford, Mr. Lataif held positions that included positions as vice president and general manager of Ford division, vice president of north american sales operations, president of Ford of Europe and corporate vice president of worldwide quality and marketing. Mr. Lataif also serves on the boards of Bank Audi (USA) and the Iacocca Foundation.

MACK G. NICHOLS  Director since 1998. (1), (3), (4)

Mr. Nichols, 62, retired in 1998 as president, chief operating officer and director of Mallinckrodt Inc., a diversified chemical and healthcare company. He currently serves on the Board of OSCA, Inc., and has served as a director of A.
P. Green Industries, Inc., the National Association of Manufacturers and the Chemical Manufacturers Association. Mr. Nichols has also served as chairman of the Metropolitan St. Louis YMCA, as a trustee for the St. Louis Art Museum and as a member of the Chancellor's Council for the University of Missouri-St. Louis.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF SUCH NOMINEES.

INCUMBENT DIRECTORS CONTINUING IN OFFICE UNTIL 2002

MARK P. BULRISS  Director since 1998. (3), (4), (5)

Mr. Bulriss, 49, was named president and chief executive officer of the Corporation on April 1, 1998, and became chairman on May 4, 2000. He also serves as chairman of OSCA, Inc. Prior to joining Great Lakes Chemical Corporation,
Mr. Bulriss served as president of AlliedSignal Polymers, a $2.1 billion business unit of AlliedSignal, Inc. which manufactures polymers and markets nylon, technical fibers, plastics, films and chemical intermediates. Before being named president of its polymers unit, Mr. Bulriss served as president of AlliedSignal's electronic materials business. His 24-year career in chemicals and plastics also includes 16 years with GE Plastics, a division of the General Electric Corporation. Mr. Bulriss currently serves as a director on the American Chemistry Council.

THOMAS M. FULTON  Director since 1995. (2), (3)

Mr. Fulton, 67, retired in 1998 as president and chief executive officer of Landauer, Inc., a provider of radiation monitoring services. Prior to joining Landauer in 1978, his career included various management positions at Union Carbide Corporation, BASF Corporation and ICN Pharmaceuticals, Inc. Mr. Fulton serves on the boards of Octel Corp., Landauer, Inc., the Advocate South Suburban Hospital and the Bethel Community Facility. He also serves as a life trustee on the board of the Chicago Theological Seminary.

JOHN C. LECHLEITER  Director since 1999. (1), (3)

Dr. Lechleiter, 47, is executive vice president, pharmaceutical products and corporate development at Eli Lilly and Company. During his career with Eli Lilly, Dr. Lechleiter has held various positions of increasing responsibility including director, pharmaceutical product development in England; executive director, pharmaceutical product development for Lilly Research Laboratories; vice president, development and regulatory affairs; and senior vice president, pharmaceutical products. A member of the American Chemical Society, Dr. Lechleiter also serves on the International Policy Board of the Centre for Medicines Research and as a director of the Indiana Business Modernization and Technology Board. In addition, he serves on the Resource Development Committee of United Way of America and as a trustee of the Children's Museum of Indianapolis and the Brebeuf Jesuit Preparatory School.

INCUMBENT DIRECTORS CONTINUING IN OFFICE UNTIL 2003

NIGEL D. T. ANDREWS  Director since 2000. (2)

Mr. Andrews, 54, is a managing director of Internet Capital Group. Mr. Andrews served as executive vice president of GE Capital from 1993 to 2000. Prior to this, he served as vice president and general manager of GE Plastics-Americas. During Mr. Andrews' 13-year career with GE, he also served as vice president for corporate business development reporting to the chairman. Before joining GE, Mr. Andrews was a partner at Booz-Allen & Hamilton.

MARTIN M. HALE  Director since 1978. (2), (4), (5)

Mr. Hale, 60, served as nonexecutive chairman of the Board from 1995 until May 2000. Since December 1, 2000, he has served as the executive vice president of Hellman, Jordan Management Co., Inc., a registered investment advisor specializing in asset management, a position he also held from 1983 until December 31, 1999. Prior to 1983, Mr. Hale was president and chief executive officer of Marsh & McClennan Asset Management Company. He currently serves as a director of OSCA, Inc. and Octel Corp., and as a trustee of the Museum of Fine Arts, Boston.

JAY D. PROOPS  Director since 1996. (1), (4), (5)

Mr. Proops, 59, is the retired co-founder and former vice chairman of the Vigoro Corporation, a leading North American manufacturer and distributor of fertilizers and related products. During his career with Vigoro, Mr. Proops served as its president and chief financial officer and as a director. Prior to founding Vigoro, Mr. Proops held a number of senior management positions with Emerson Electric Corporation and Esmark, Inc. He currently serves as a member of the board of trustees of the Allendale Association; as a director of the Lincoln Park Zoological Society and AMCOL International; and as a trustee of Daniel Webster College and the Montana Land Reliance.

Board Committees are as follows:

(1)      Audit Committee

(2)      Compensation and Incentive Committee

(3)      Corporate Responsibility Committee

(4)      Executive Committee

(5)      Finance Committee

DIRECTORS' COMPENSATION

RETAINER, COMMITTEE AND MEETING FEES

In 2000, nonemployee directors were paid an annual retainer of $26,000. The annual retainer has not increased over the last six years. Employees who also serve as directors receive no additional compensation for serving on the Board or any Board committee.

In addition to the annual retainer, nonemployee directors are paid as follows:

      (i) $1,000 per day for each Board meeting attended;

     (ii) $1,000 per day for each committee meeting attended (unless on the same day as another meeting, in which case no additional amount is received);

     (iii) $1,000 per day for special assignments; and

     (iv) Reimbursement of expenses for travel, lodging and related expenses incurred while attending Board and Board committee meetings.

Nonemployee directors who chair a committee receive an additional $2,000 per year.

STOCK OPTION GRANTS

In 2000, nonemployee directors received an option to acquire 2,750 shares of Common Stock at the fair market value of the shares on the date of the grant. Each option has a term of 10 years and is exercisable in cumulative 33% installments commencing one year from date of grant.

DEFERRED AND LONG-TERM COMPENSATION

Each nonemployee director may elect to defer all or a portion of his cash compensation and have such compensation credited to his account under the Deferred and Long-Term Compensation Plan. Amounts credited accrue interest at a rate equal to 90% of the prime interest rate of the Chase Manhattan Bank. Payments generally may be made in a lump sum or in annual installments over ten years beginning on the date on which the director retires or resigns from the Board. The entire undistributed deferred amounts (plus interest) will be distributed in a lump sum upon a participating director's death. Upon a change of control, each director will be entitled to a lump sum cash payment of all amounts credited to his deferred account.

In 1997, the Board terminated its retirement plan. Each nonemployee director who was entitled to benefits under the plan received a one time grant of phantom stock units, the number of which was based on the actuarially calculated present value of his benefit under the retirement plan. Nonemployee directors elected to the Board after termination of the retirement plan receive a one time grant of phantom stock units, the number of which is determined based upon assumptions identical to the assumptions used in connection with the termination of the retirement plan. Each phantom stock unit represents the right to receive payment from the Corporation in cash in an amount equal to the market value of a share of Common Stock on the date of payment. Phantom stock units do not have voting rights. Such units become fully vested after five years of service. Phantom stock units are recorded in a long-term compensation account and the account is credited with the equivalent cash value of dividends and other distributions payable to holders of Common Stock. Payment from such long-term account may be made in a lump sum or in annual installments over 10 years commencing on the later of retirement of the director or the day upon which he or she attains age
70. Upon a change in control of the Corporation, the entire balance in a director's long-term account will be paid in a lump sum cash distribution.

In 2000, Mr. Andrews received 2,829 phantom stock units and Mr. Crownover received 2,652 phantom stock units. The phantom stock units held by the other directors are: Mr. Fulton--

3,293; Mr. Hale--2,563; Mr. Lataif--2,747; Dr. Lechleiter--1,947;
Mr. Nichols--2,630; and Mr. Proops--2,477.

OTHER PROGRAMS

The Corporation provides each nonemployee director with a term life insurance policy of $50,000 and accidental death and dismemberment insurance of $200,000.

STOCK OWNERSHIP GUIDELINES

Stock Ownership Guidelines adopted by the Board in 1997 recommend that each nonemployee director own 1,500 shares of Common Stock, or a number of shares having a value equal to three times the annual retainer payable to nonemployee directors, whichever is greater. It is expected that this level of ownership be achieved by 2002 for those directors serving at the time the guidelines were adopted, and within five years following election for any new director elected to the Board since 1997.

DIRECTORS' MEETINGS AND COMMITTEES

The Board of Directors held four regular meetings in 2000. The average attendance of directors at meetings of the Board and committees of the Board on which they serve was 98%. Each director attended at least 75% of such meetings, except for Mr. Andrews, who joined the Board in July 2000. Mr. Andrews attended both Board meetings during his tenure in 2000, but was unable to attend a committee meeting held during this period due to a commitment made prior to joining the Board.

The Corporation has established the following committees: Audit; Compensation and Incentive; Corporate Responsibility; Executive; and Finance. The list of directors set forth above identifies the committees on which each director serves.

The Audit Committee, chaired by Mr. Lataif, met five times during 2000. All directors who serve on the Audit Committee are independent directors. In February 2000, the Board adopted a written charter for the Audit Committee, which is attached as "Appendix A" to this proxy statement. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the accounting and reporting practices of the Corporation; the quality and integrity of the Corporation's financial reports; and its internal control and compliance programs. The committee also reviews the work of both independent and internal auditors and ensures that open communication exists between the auditors and management of the Corporation. In addition, the Audit Committee makes recommendations to the Board concerning the selection of the Corporation's independent auditors.

The Compensation and Incentive Committee, chaired by Mr. Fulton, met three times during 2000. This committee establishes executive compensation policies consistent with corporate objectives and shareholder interests. In addition, the committee develops strategies, monitors and administers the programs that compensate the chief executive officer and other senior executives. The committee also approves grants under the Corporation's stock award programs and advises the Board on the remuneration for nonemployee members of the Board.

The Corporate Responsibility Committee is chaired by Mr. Nichols and met once in 2000. This Committee was established in May 2000 and a written charter for the committee was adopted. The primary functions of the Corporate Responsibility Committee are to assure that the Corporation's environmental, safety and health policies and practices comply with applicable laws and industry standards established by the American Chemistry Council. The committee also reviews and monitors the Corporation's policies related to business conduct. The committee's charter requires that at least one committee member serve concurrently on the Audit Committee.

The Executive Committee is chaired by Mr. Hale and met once during 2000. The Executive Committee has the power to act on behalf of the full Board as to certain matters described in the By-Laws of the Corporation. The committee is also responsible for evaluating the Corporation's organizational structure, succession planning and executive development programs. The Committee recommends board membership criteria to the Board and identifies candidates for election as directors. It also considers candidates recommended by shareholders for election as directors. Any such recommendation should be sent to the secretary of the Corporation.

The Finance Committee, which is chaired by Mr. Proops, met once during 2000. The Finance Committee's role is to review the financial affairs of the Corporation and present recommendations for action to the Board.

During 2000, two committees were eliminated--the Succession Planning Committee and the Environmental, Safety and Health Committee. The duties of these committees were assumed by the Executive Committee and the Corporate Responsibility Committee, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the Corporation's Common Stock beneficially owned by holders of more than 5% of its Common Stock; the directors of the Corporation; the executive officers of the Corporation listed in the Summary Compensation Table (the "Named Executives"); and all directors and executive officers of the Corporation as a group.

                                                           AMOUNT AND NATURE        PERCENT OF
                  NAME AND ADDRESS                           OF BENEFICIAL         COMMON STOCK
                 OF BENEFICIAL OWNER                   OWNERSHIP (1)(2)(3)(4)(5)   OUTSTANDING
                 -------------------                   -------------------------   ------------
Berkshire Hathaway Inc., et al (6) ..................          6,948,700               13.8%
  1440 Kiewit Plaza
  Omaha, Nebraska 68131

State Farm Mutual Automobile Insurance Company
  and Related Entities (7)...........................          5,015,402                9.9%
  One State Farm Plaza
  Bloomington, Illinois 61710

Brandes Investment Partners, L.P. (8) ...............          4,947,547                9.8%
  11988 El Camino Real, Suite 500
  San Diego, CA 92130

T. Rowe Price Associates, Inc. (9) ..................          4,523,332                9.0%
  100 E. Pratt Street
  Baltimore, MD 21202

FMR Corp. (10) ......................................          3,877,542                7.7%
  82 Devonshire Street
  Boston, Massachusetts 02109

Mark P. Bulriss (11).................................            726,352                1.4%
Louis M. Maresca (12)................................             47,245                  *
Larry J. Bloom (13)..................................             37,721                  *
Jeffrey M. Lipshaw (14)..............................             14,656                  *
Mark E. Tomkins (15).................................             20,353                  *
Robert L. Hollier (16)...............................             78,811                  *
L. Donald Simpson (17)...............................            100,953                  *
Nigel D. T. Andrews..................................                 50                  *
James W. Crownover...................................              4,316                  *
Thomas M. Fulton (18)................................              3,182                  *
Martin M. Hale (19)..................................          1,196,488                2.3%
Louis E. Lataif (20).................................              4,182                  *
John C. Lechleiter...................................              3,232                  *
Mack G. Nichols (21).................................              4,182                  *
Jay D. Proops (22)...................................             44,182                  *

Directors and executive officers as a group..........          2,325,200                4.6%
-----------------------------------------------------------------------------------------------

Note: *Less than 1%

(1) Information concerning persons known to the Corporation to be beneficial owners of more than 5% of its Common Stock is based upon the most recently available reports filed with the Securities and Exchange Commission and furnished by such persons to the Corporation.

(2) Information concerning ownership of Common Stock by directors of the Corporation; Named Executives; and directors and executive officers as a group is as of March 5, 2001.

(3) Reported in this table are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account.

(4) Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

(5) Ownership includes shares that may be acquired within 60 days following March 5, 2001 through the exercise of vested stock options:
       Mr. Bulriss--674,999; Mr. Maresca--41,666; Mr. Bloom--36,757;
       Mr. Lipshaw--13,332; Mr. Tomkins--20,000; Mr. Hollier--78,495;
       Mr. Simpson--96,934; Mr. Crownover--916; Mr. Fulton--1,582;
       Mr. Hale--1,582; Mr. Lataif--1,582; Dr. Lechleiter--1,582;
       Mr. Nichols--1,582; and Mr. Proops--1,582. The holders have no voting rights with respect to unexercised stock options.

(6) The power to vote, direct the vote and dispose of these shares is shared by Warren E. Buffett, Berkshire Hathaway Inc., OBH Inc., National Indemnity Company, Geico Corporation and Government Employees Insurance Company. Warren E. Buffett may be deemed to control Berkshire
       Hathaway Inc.

(7) Each of the following State Farm entities has reported sole voting power and sole disposition power and disclaims "beneficial ownership" as to all shares as to which each has no right to receive the proceeds of sale of the security and disclaims that it is part of a group: State Farm Mutual Automobile Insurance Company--3,484,800 shares; State Farm Life Insurance Company--106,000 shares; State Farm Fire and Casualty
       Company--27,500 shares; State Farm Investment Management
       Corp.--729,700 shares; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees--543,500 shares. State Farm Investment Management Corp. also has 8,432 shares with shared voting power. State Farm Life Insurance Company; State Farm Fire and Casualty Company; and State Farm Investment Management Corp. are wholly owned subsidiaries of State Farm Mutual Automobile Insurance Corporation. State Farm Life and Accident Assurance Company is a wholly owned subsidiary of State Farm Life Insurance Company.

(8) The power to vote, direct the vote and dispose of these shares is shared by Charles H. Brandes; Brandes Investment Partners L.P.; Brandes Investment Partners Inc.; Brandes Holdings L.P.; Glenn R. Carlson; and Jeffrey A. Busby. Brandes Investment Partners Inc., Brandes
       Holdings L.P., Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby disclaim any direct ownership, except for an amount that is substantially less than 1% of the number of shares registered. Charles H. Brandes, Glenn R. Carlson and Jeffrey R. Busby may be deemed to control Brandes Investment Partners L.P.

(9) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(10) FMR Corp. reported sole power to dispose of or to direct the disposition of 3,877,542 shares and sole power to vote or to direct the vote of 95,842 of such shares. Fidelity Management & Research Company reported 3,781,700 shares and Fidelity Management Trust Company reported
       95,842 shares. Fidelity Management & Research Company and Fidelity Trust Company are both wholly owned subsidiaries of FMR Corp. Members of the Edward C. Johnson 3rd Family may be deemed to control FMR Corp.

(11) Ownership includes 3,053 shares held indirectly by Mr. Bulriss through the Corporation's 401(k) and Supplemental Savings Plans, and 300 shares owned by Mr. Bulriss' mother, for which he disclaims beneficial ownership.

(12) Ownership includes 5,579 shares held indirectly by Mr. Maresca through the Corporation's 401(k) and Supplemental Savings Plans.

(13) Ownership includes 964 shares held indirectly by Mr. Bloom through the Corporation's 401(k) Savings Plan.

(14) Ownership includes 324 shares held indirectly by Mr. Lipshaw through the Corporation's 401(k) and Supplemental Savings Plans.

(15) Ownership includes 353 shares held indirectly by Mr. Tomkins through the Corporation's 401(k) and Supplemental Savings Plans. Mr. Tomkins resigned from the Corporation on January 12, 2001.

(16) Ownership includes 316 shares held indirectly by Mr. Hollier through OSCA, Inc.'s 401(k) Savings Plan. Mr. Hollier resigned as an officer of the Corporation on June 15, 2000. He continues in his position as president and chief executive officer of OSCA, Inc.

(17) Ownership includes 2,019 shares held indirectly by Mr. Simpson through the Corporation's 401(k) and Supplemental Savings Plans, and
       2,000 shares owned by his spouse.

(18) Ownership includes 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Fulton has sole power to direct the vote.

(19) Ownership includes 975,832 shares held by Mr. Hale as co-trustee of his mother's family trust (the Carmen de Mora Hale Family Trust) pending settlement of Mrs. Hale's estate following her recent death. Ownership also includes 190,840 shares held by Mr. Hale as co-trustee of the Charles S. Hale Trust and 2,000 shares held by his spouse as trustee of the Hale Family Trust for the benefit of their children. Mr. Hale disclaims beneficial ownership of these 192,840 shares. Ownership also includes 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Hale has sole power to direct the vote.

(20) Ownership includes 600 shares held by Mr. Lataif in the Louis E. Lataif Revocable Indenture of Trust and 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Lataif has sole power to direct the vote.

(21) Ownership includes 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Nichols has sole power to direct the vote.

(22) Ownership includes 20,000 shares held by the Jay and Kay Proops Family Limited Partnership and ownership of 100 shares of restricted stock for which investment power has not yet vested, but for which Mr. Proops has sole power to direct the vote.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information regarding compensation paid during 2000 to Mark P. Bulriss, chairman, president and chief executive officer of the Corporation; each of the Corporation's four other most highly compensated executive officers serving at December 31, 2000; and two former executive officers (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------------
                                                                                 LONG-TERM
                                                                                COMPENSATION            ALL OTHER
                                   ANNUAL COMPENSATION                             AWARDS              COMPENSATION
                                   -------------------                  ----------------------------   ------------
                                                                        RESTRICTED       SECURITIES
                                                         OTHER ANNUAL     STOCK          UNDERLYING
NAME AND PRINCIPAL                  SALARY     BONUS     COMPENSATION    AWARD(S)       OPTIONS/SARS
POSITION                  YEAR       ($)        ($)          ($)         ($) (1)          (#) (2)        ($) (3)
-------------------------------------------------------------------------------------------------------------------
Mark P. Bulriss           2000     $745,385   $184,000     $ 51,944(4)          --        100,000        $ 58,070
Chairman, President       1999      671,923    450,000       56,421(4)          --        100,000          44,600
and Chief Executive       1998      482,500    487,500      146,714(4)  $2,028,125(5)     700,000         892,762(6)
Officer

Louis M. Maresca          2000      299,897    119,000           --             --         25,000          24,570
Executive Vice            1999      289,627    218,000           --        745,000(8)      20,000          20,500
President                 1998      115,101     89,000       82,601(7)     202,500(9)      30,000          15,700

Larry J. Bloom            2000      273,846    120,000           --             --         20,000          21,000
Executive Vice            1999      256,923    185,000           --        558,750(10)      6,000          20,700
President                 1998      254,180    173,000           --             --          6,300           2,857

Jeffrey M. Lipshaw        2000      242,885     34,000       46,298(11)         --         20,000          22,100
Senior Vice President,    1999       46,154     25,000       39,946(11)    447,000(12)     20,000              --
General Counsel and
Secretary

Mark E. Tomkins (13)      2000      275,192         --           --             --         20,000(16)      21,774
Senior Vice President     1999      257,692    128,000           --        558,750(15)     20,000(16)       4,800
and Chief Financial       1998       96,154     48,077       50,846(14)         --         20,000(16)      41,346(17)
Officer

Robert L. Hollier (18)    2000      342,029    174,600           --             --             --           4,634
Vice President            1999      277,440     55,000           --             --             --           9,029
                          1998      273,825     46,000           --             --         14,319           9,162

L. Donald Simpson (19)    2000      322,400      5,000           --             --             --          34,401
Executive Vice            1999      322,400    194,000           --             --         14,000          37,622
President                 1998      320,492    238,000           --             --         13,746          26,699
-------------------------------------------------------------------------------------------------------------------

(1) Awards of restricted shares of Common Stock or restricted stock unit awards are subject to forfeiture if employment is terminated prior to vesting of the award, except if termination of employment is due to death, disability or a change in control of the Corporation. Each restricted stock unit represents a share of the Corporation's Common Stock, and unless forfeited or terminated, is equal in value to a share of Common Stock. Upon vesting, restricted stock units entitle the holder to one share of Common Stock per unit, subject to withholding and other payroll taxes. Restricted stock units do not carry the right to receive dividends and do not carry voting rights.

(2)    Options to acquire shares of Common Stock.

(3) All Other Compensation includes: a) employer matching contributions under the Corporation's 401(k) and Supplemental Savings Plans and
       b) actuarially determined value of Corporation-paid premiums on "split-dollar" life insurance. The respective amounts for each of the Named Executives for 2000 are as follows: Mr. Bulriss--$18,270 and $39,800, respectively; Mr. Maresca--$8,870 and $15,700, respectively;
       Mr. Bloom--$5,100 and $15,900, respectively; Mr. Lipshaw--$5,100 and $17,000, respectively; Mr. Tomkins--$7,274 and $14,500, respectively; and Mr. Simpson--$17,001 and $17,400, respectively. Mr. Hollier had matching contributions of $4,634 under the 401(k) and Supplemental Savings Plans. Upon Mr. Tomkins' resignation from the Corporation, a portion of the employer matching contributions to his 401(k) and Supplemental Savings Plan accounts in 1998, 1999 and 2000, were forfeited under the terms of the plans. The split-dollar life insurance policy in the name of Mr. Tomkins was surrendered on his resignation from the Corporation, and the Corporation will recover the cash surrender value of that policy.

(4) Other Annual Compensation includes personal use of the company plane in 2000 ($38,450) and in 1999 ($42,084), and relocation expenses of $86,957 paid by the Corporation in 1998 on behalf of Mr. Bulriss.

(5) Mr. Bulriss was awarded 50,000 restricted shares of Common Stock under the terms of his employment agreement with the Corporation. The fair market value of the restricted shares at the time of the award was $2,028,125. At December 31, 2000, the fair market value of the restricted shares, net of 7,500 shares used to satisfy tax withholdings, was $1,580,468, based on the per share closing price of the Common Stock on the New York Stock Exchange. The shares vested as follows: 25,000 shares--April 1, 1998; 12,500 shares--April 1, 1999; and 12,500 shares--April 1, 2000. Mr. Bulriss has voting power, and receives dividends on his restricted shares at the same rate paid to other shareholders. Dividends on the restricted shares were held by the Corporation on his behalf and were paid to him when the shares vested. The shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold or transferred until April 1, 2001. Notwithstanding other restrictions, restricted shares owned for at least six months could be used as consideration (in the form of a swap) for the purpose of exercising all or any portion of stock option awards granted to Mr. Bulriss.

(6) All Other Compensation includes a signing bonus granted under the terms of Mr. Bulriss' employment agreement, a description of which is provided on page 18.

(7) Other Annual Compensation includes relocation expense of $81,226 paid by the Corporation in 1998 on behalf of Mr. Maresca.

(8) Represents the fair market value of 20,000 restricted stock units awarded to Mr. Maresca on December 6, 1999. The fair market value of the restricted stock units at the time of the award was $745,000. At
       December 31, 2000, the fair market value of the restricted stock units was $743,750, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Maresca's continued employment with the Corporation, these units vest as follows:
       4,000 units--December 6, 2002; 6,000 units--December 6, 2006; and 10,000 units--December 6, 2009.

(9) Represents the fair market value of 5,000 restricted stock units awarded to Mr. Maresca upon joining the Corporation on August 3, 1998. The fair market value of the restricted stock units at the time of the award was $202,500. At December 31, 2000, the fair market value of the restricted stock units was $185,937, based on the per share closing price of the Common Stock on the New York Stock Exchange. These units vest in equal installments on August 3, 2001, and August 3, 2003.

(10) Represents the fair market value of 15,000 restricted stock units awarded to Mr. Bloom on December 6, 1999. The fair market value of the restricted stock units at the time of the award was $558,250. At December 31, 2000, the fair market value of the restricted stock units was $557,812, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Bloom's continued employment with the Corporation, the units vest as follows: 3,000 units--December 6, 2002; 4,500 units--December 6, 2006; and 7,500 units--December 6, 2009.

(11) Other Annual Compensation includes relocation expenses paid by the Corporation in 2000 ($36,679) and 1999 ($39,946) on behalf of Mr. Lipshaw.

(12) Represents the fair market value of 12,000 restricted stock units awarded to Mr. Lipshaw on December 6, 1999. The fair market value of the restricted stock units at the time of the award was $447,000. At
       December 31, 2000, the fair market value of the restricted stock units was $446,250, based on the per share closing price of the Common Stock on the New York Stock Exchange. Subject to Mr. Lipshaw's continued employment with the Corporation, these units vested as follows: 2,400 units--December 6, 2002; 3,600 units--December 6, 2006; and 6,000 units--December 6, 2009.

(13)   Mr. Tomkins resigned from the Corporation on January 12, 2001.

(14) Other Annual Compensation includes relocation expense of $47,428 paid by the Corporation in 1998 on behalf of Mr. Tomkins.

(15) Represents the fair market value of 15,000 restricted stock units awarded to Mr. Tomkins on December 6, 1999. The fair market value of the restricted stock at the time of the award was $558,750. At December 31, 2000, the fair market value of the restricted stock units was $557,812, based on the per share closing price of the Common Stock on the New York Stock Exchange. Upon Mr. Tomkins' resignation from the Corporation, all of his restricted stock units were forfeited.

(16) Upon Mr. Tomkins' resignation from the Corporation, his outstanding unvested stock options were terminated. Mr. Tomkins' remaining outstanding vested stock options, totaling 20,000 shares, will expire 90 days from his resignation date.

(17) All Other Compensation includes a signing bonus of $40,000 paid by the Corporation in 1998 to Mr. Tomkins.

(18) Mr. Hollier resigned as an officer of the Corporation on June 15, 2000, in conjunction with the initial public offering of the Common Stock of the Corporation's subsidiary, OSCA, Inc. Mr. Hollier currently serves as the president and chief executive officer of OSCA, Inc.

(19) In connection with his transition to retirement, Mr. Simpson entered into an employment agreement with the Corporation whereby he stepped down as executive vice president on January 31, 2000, to assume the position of executive director. A description of his employment agreement is provided on page 18. Mr. Simpson retired on December 31, 2000.

STOCK COMPENSATION PLANS

The Corporation has three stock compensation plans that provide for grants of stock-based awards to key employees and nonemployee directors. Plan provisions allow grants of incentive and nonqualified stock options, with terms not to exceed 10 years at an option price which is not less than the market value of the Corporation's Common Stock on the date of grant, as well as other stock-based awards.

OPTION GRANTS IN 2000

The following table provides information related to options granted to the Named Executives during 2000:

                             OPTION GRANTS IN 2000

--------------------------------------------------------------------------------------------------------------------------
                                                                                               POTENTIAL REALIZABLE VALUE
                                                                                                 AT ASSUMED ANNUAL RATES
                                                                                                     OF STOCK PRICE
                                                                                                      APPRECIATION
                                                        INDIVIDUAL GRANTS                        FOR OPTION TERM (3)(4)
--------------------------------------------------------------------------------------------   ---------------------------
                                       NUMBER OF
                                       SECURITIES     % OF TOTAL
                                       UNDERLYING      OPTIONS       EXERCISE
                                        OPTIONS       GRANTED TO        OR
                                        GRANTED      EMPLOYEES IN   BASE PRICE    EXPIRATION
NAME                                     # (1)           2000       ($/SH) (2)       DATE         5% ($)        10% ($)
--------------------------------------------------------------------------------------------   ---------------------------
Mark P. Bulriss.....................    100,000         13.2 %       $31.3125      02/13/10     $1,972,688     $4,978,688
Louis M. Maresca....................     25,000          3.3          31.3125      02/13/10        493,172      1,244,672
Larry J. Bloom......................     20,000          2.6          31.3125      02/13/10        394,538        995,738
Jeffrey M. Lipshaw..................     20,000          2.6          31.3125      02/13/10        394,538        995,738
Mark E. Tomkins (5).................     20,000          2.6          31.3125      04/12/01             --             --
Robert L. Hollier...................         --         --            --                 --             --             --
L. Donald Simpson...................         --         --            --                 --             --             --

Increase in Market Value to Shareholders (6)                                                   $1.1 billion   $2.7 billion
--------------------------------------------------------------------------------------------------------------------------

(1) Each of the Named Executives serving as an executive officer of the Corporation on December 31, 2000, received a stock option grant in 2000 pursuant to the 1998 Stock Compensation Plan. Each option has a term of 10 years and is exercisable in cumulative 33% installments commencing one year from date of grant, with full vesting occurring on the third anniversary date of the grant or on the retirement of an employee over 62 years of age under certain circumstances. For additional information regarding options, see "Change-in-Control and Severance Agreements."

(2) The exercise price is the fair market value of the Corporation's Common Stock at the time of grant of the stock option.

(3) The potential realizable value portion of the foregoing table indicates the value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified amount of compounded rates of appreciation on the Corporation's Common Stock over the terms of the options.

(4) Without an appreciation in stock price, an optionee will not realize any gain. A 0% increase in stock price would result in a $0 gain for an optionee.

(5) The stock options granted to Mr. Tomkins in 2000 have no value as they were terminated upon his resignation on January 12, 2001, under the terms of the 1998 Stock Compensation Plan.

(6) Calculated by using a Common Stock price of $31.3125 and the average number of shares outstanding for February 2000, assuming 5 and 10% compounded growth rates. The increase in market value to shareholders is shown for comparative purposes only and is not a prediction of future stock performance.

OPTION EXERCISES IN 2000 AND VALUE OF OPTIONS AT DECEMBER 31, 2000

The following table provides information related to options exercised by the Named Executives during 2000 and the number and value of options held at year-end. The Corporation does not have any stock appreciation rights outstanding.

          OPTION EXERCISES IN 2000 AND VALUE OF OPTIONS AT END OF YEAR

--------------------------------------------------------------------------------------------------------------------
                                                                  NUMBER OF
                                                            SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                              SHARES                      AT DECEMBER 31, 2000 (#)      AT DECEMBER 31, 2000 ($)(1)
                           ACQUIRED ON       VALUE       ---------------------------   -----------------------------
NAME                       EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------------------------------------------------------------------------------------------------

Mark P. Bulriss..........           --            --        483,333        416,667        $47,917        $683,333
Louis M. Maresca.........           --            --         26,667         48,333          9,583         166,042
Larry J. Bloom...........           --            --         25,991         26,100          3,276         123,250
Jeffrey M. Lipshaw.......           --            --          6,667         33,333          8,717         134,933
Mark E. Tomkins..........           --            --         17,500         22,500          5,990          22,760
Robert L. Hollier........           --            --         69,556         13,106          6,992          11,979
L. Donald Simpson (2)....           --            --         96,934             --         22,130              --
--------------------------------------------------------------------------------------------------------------------

(1) Value based on market price of the Corporation's Common Stock at December 31, 2000, minus the exercise price multiplied by the number of shares to which the option relates.

(2) All of Mr. Simpson's outstanding unexercised options became fully vested when he retired on December 31, 2000, at age 65.

PENSION PLAN

The Corporation has a noncontributory defined benefit pension plan ("Pension Plan") covering substantially all U.S. employees. The Corporation also has a nonqualified Supplemental Retirement Plan ("SERP"). The SERP provides for substantially the same benefits which, except for the application of the limits of Section 415 and Section 401(a)(17) of the Internal Revenue Code, would have been payable to executives under the Pension Plan. The retirement benefits of the Named Executives, excluding Mr. Bulriss, are computed using the average of the highest compensation for three consecutive years. Payments under the SERP will be paid by the Corporation out of its general assets.

The table below shows the estimated annual straight life annuity benefits payable under the defined Pension Plan, as augmented by the SERP, to participants upon normal retirement at age 65. The benefits indicated in the table are not subject to deduction for Social Security or other offset payments.

--------------------------------------------------------------------------------------------------------
                                                   ESTIMATED ANNUAL BENEFITS
                                                   NUMBER OF YEARS OF SERVICE
                        --------------------------------------------------------------------------------
ANNUAL COMPENSATION        15         20         25         30          35           40           45
--------------------------------------------------------------------------------------------------------

$ 200,000............   $ 45,872   $ 61,162   $ 76,453   $ 91,744   $  107,034   $  117,034   $  127,034
  300,000............     70,622     94,162    117,703    141,244      164,784      179,784      194,784
  400,000............     95,372    127,162    158,953    190,744      222,534      242,534      262,534
  500,000............    120,122    160,162    200,203    240,244      280,284      305,284      330,284
  600,000............    144,872    193,162    241,453    289,744      338,034      368,034      398,034
  700,000............    169,622    226,162    282,703    339,244      395,784      430,784      465,784
  800,000............    194,372    259,162    323,953    388,744      453,534      493,534      533,534
  900,000............    219,122    292,162    365,203    438,244      511,284      556,284      601,284
 1,000,000...........    243,872    325,162    406,453    487,744      569,034      619,034      669,034
 2,000,000...........    491,372    655,162    818,953    982,744    1,146,534    1,246,534    1,346,534
--------------------------------------------------------------------------------------------------------

Annual compensation covered by the Pension Plan is defined as gross pay, which is essentially identical to the total salary and bonus compensation reported for Mr. Bloom, Mr. Lipshaw, Mr. Maresca, Mr. Simpson and Mr. Tomkins, as shown in the Summary Compensation Table. Neither Mr. Hollier nor Mr. Bulriss participates in the Pension Plan. Through a joint survivorship annuity provided under the terms of his employment agreement, Mr. Bulriss would receive estimated annual benefits of $740,368 payable on normal retirement at age 65.

Credited years of service under the plans as of December 31, 2000, were:
Mr. Bloom, 10 years and 3 months; Mr. Lipshaw, 1 year and 4 months;
Mr. Maresca, 2 years and 7 months; Mr. Simpson, 8 years and 9 months; and Mr. Tomkins, 2 years and 6 months.

SAVINGS PLANS

Eligible employees of the Corporation can elect to participate in the Great Lakes Savings Plan [401(k)] (the "Plan") beginning the first day of the quarter following date of hire. Employees may elect to contribute up to 20% of their pay into the Plan, subject to certain limits prescribed by Section 402(g) of the Internal Revenue Code. The Corporation makes matching contributions, in Common Stock of the Corporation, equal to 50% of the first 6% of salary contributed by the employee. Employees determine how their salary deferrals are invested by selecting from several investment alternatives, including the Corporation's Common Stock. All deferrals and contributions are recorded in individual accounts and held in trust.

A nonqualified Supplemental Savings Plan (the "Plan") provides participants with benefits which, except for the limitations of the Internal Revenue Code, they would have received under the Plan. Payments under this Plan are paid by the Corporation out of its general assets.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Corporation maintains the Great Lakes Chemical Deferred Compensation Plan, an unfunded, nonqualified, deferred compensation plan under which eligible employees of the Corporation may elect on a voluntary basis to defer a portion or all their annual cash compensation until retirement. Such deferred cash compensation will be distributed upon the employee's retirement or termination from the Corporation; upon death or disability; or upon a change-in-control of the Corporation.

Eligible employees must make an annual irrevocable election to defer compensation that will be paid, earned or awarded in the following year.

EMPLOYMENT AGREEMENTS

In connection with his employment by the Corporation, Mr. Bulriss entered into an employment agreement with the Corporation in April 1998. The agreement has an initial term of five years, subject to extension if neither party terminates the agreement prior to the end of the initial term. The agreement provides that Mr. Bulriss will serve as president and chief executive officer and that the Corporation will use its best efforts to cause him to be elected as a director. Under the agreement, his base salary is to be at least $650,000 per year, and he is to receive annual incentive awards and bonuses under the Corporation's plans with a minimum bonus for 1998 of 75% of his base salary and a target bonus of 75% each year thereafter. In connection with entering into the agreement, Mr. Bulriss was paid a signing bonus of $850,000, and he was granted 50,000 shares of Common Stock and a nonqualified stock option to purchase 700,000 shares of Common Stock. Both stock awards are subject to certain vesting and transfer restrictions until April 2001. Under the agreement, Mr. Bulriss will receive a 100,000-share nonqualified stock option grant in each of the years 1999 through 2001, all subject to certain vesting and transfer restrictions. The agreement also provides for, among other things, certain retirement benefits including immediate vesting and an additional six years of benefit service; salary continuation and bonus eligibility during disability; and full vesting of the options and restricted shares on death or disability. If Mr. Bulriss' employment is terminated by the Corporation without cause or by him with "good reason" as such terms are defined in the agreement (which includes material breach by the Corporation or substantial diminution of his position, duties or authority, the Corporation giving notice that the automatic term extensions will cease and his resignation during the fourth month after a change in control of the Corporation) Mr. Bulriss' options and restricted shares will fully vest and he will receive a prorated bonus for the year in which termination occurs based on the greater of his target bonus for that year or his average bonus for the prior three years, a lump sum equal to three times his then-base salary plus the nonprorated amount of such bonus and other benefits including a gross up of any excise taxes on payments made in connection with a change in control. The agreement prohibits Mr. Bulriss from competing with the Corporation for one year after termination of his employment.

In connection with his transition to retirement, Mr. Simpson entered into an employment agreement with the Corporation. Mr. Simpson's agreement provided for his stepping down as executive vice president on January 31, 2000, at which time he assumed the position of executive director, special projects, reporting to Mr. Bulriss. Mr. Simpson retired December 31, 2000. Mr. Simpson received
(i) his base salary of $322,400 per year until December 31, 2000, and (ii) a prorated bonus under the 2000 incentive compensation plan based on total project hours completed during 2000. Effective with his retirement, the Corporation transferred title to Mr. Simpson of his company car, as well as ownership of the Corporation's personal computer that was assigned to him. In addition, the Corporation will reimburse Mr. Simpson (to a maximum of $15,000) for expenses associated with the sale of his home and/or the storage/ movement of his household goods, provided such a move occurs before December 31, 2001.
Mr. Simpson has agreed that he will not, without the consent of the president and chief executive officer of the Corporation, directly or indirectly, compete with the business of the Corporation for one year following Mr. Simpson's retirement from the Corporation.

CHANGE-IN-CONTROL AND SEVERANCE AGREEMENTS

The Corporation recognizes that establishing and maintaining a strong management team is essential to protecting and enhancing the interests of the Corporation and its shareholders. In order to ensure management stability and the continuity of key management personnel, the Corporation entered into change-in-control agreements with the current Named Executives, except Mr. Bulriss, and with certain other executives of the Corporation. The material terms and conditions of the change-in-control agreements provide that if, following a change in control of the Corporation (as defined in the agreements), the Corporation or a successor terminates the employment of any covered executive other than for cause, or any such executive terminates his employment with the Corporation for good reason, then such executive will, with certain limitations, receive a payment equal to three times the sum of (i) his annual salary at time of termination or change in control, whichever is higher, and (ii) the highest annual bonus paid or awarded to him in the year in which such termination occurs or the two full calendar years immediately preceding the year of termination. In addition, all stock options issued to such executive will become vested and immediately exercisable and the executive can receive the cash value of any or all such options whose current value (as determined by the market price of the Corporation's Common Stock) exceeds the exercise price thereof. In addition, all restrictions on other awards will immediately lapse.

An additional payment may also be made by the Corporation to the executive to compensate the executive for any excise taxes imposed on certain severance payments under the agreement. The Corporation will also continue the participation of such executive in the Corporation's or a successor's life, disability, health and other benefit plans (or provide equivalent benefits) for a maximum period of three years after termination. The Corporation may terminate these change-in-control agreements at any time prior to the commencement of a change in control of the Corporation.

The Corporation has a Severance Plan (the "Plan") for the current Named Executives, except Mr. Bulriss, and certain other executives. In order to receive any payments or benefits under the Plan, an executive is required to sign an agreement and release form which prohibits the disclosure of confidential information and any engagement in certain competitive activities for a specified period of time after termination of employment. The Plan provides that in the event of a covered termination of employment (which includes, among other things, termination of employment other than for cause, as defined in the Plan), the executive will receive (i) payments equal to the executive's then annual salary ("Severance Payments") and (ii) reimbursement of certain medical and dental benefit premiums ("Benefits") for a period of up to 12 months. The executive will also receive one additional week of Severance Payments and Benefits for each year of service. The Plan also provides for certain outplacement services. If payment becomes due under any eligible executive's change-in-control agreement, the Severance Payments will not apply.

SPLIT-DOLLAR LIFE INSURANCE

A split-dollar life insurance arrangement ("Arrangement") provides key executives who elected to participate with additional life insurance at a minimal cost to the executive and with complete cost recovery to the Corporation. This Arrangement provides pre-retirement life insurance to the designated individuals on the basis of three times salary for the chief executive officer and two times salary for other participants. In addition, each participating executive will receive post-retirement life insurance equal to one times salary at retirement, decreasing by 10% per year until the end of the fifth post-retirement year. Life insurance equal to the remaining 50% of salary will be provided each year thereafter. The Corporation retains a collateral assignment of the cash value in each of the policies. Upon the death of an insured executive, the Corporation will receive all proceeds of the insured's policy in excess of the stated death benefit, which amount will be not less than the premiums paid for the policy, plus a return to the Corporation of 4% of the premiums paid. If a policy is surrendered, which cannot occur before the earlier of the insured's 65th birthday or termination of employment from the Corporation, the Corporation will recover either the cash surrender value, or the premiums paid for that policy with interest compounded at 4%.

COMPENSATION AND INCENTIVE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Incentive Committee (the "Committee") of the Board, which is comprised of four independent directors, is responsible for establishing and maintaining an executive compensation program that is designed to attract and retain performance-oriented key executives who are committed to the long-term success of the Corporation and to the enhancement of shareholder value.

The objectives of the Committee are to:

    - Balance executive compensation with market requirements for the hiring and retention of qualified corporate executives, and

    - Provide competitive incentives for the achievement of quantifiable financial and strategic corporate goals.

The Committee approves all executive compensation programs including performance objectives, plan guidelines and award levels. It also reviews corporate and individual officer performance; reviews and grants awards under all executive compensation plans; and ensures that compensation levels are externally competitive and internally equitable.

COMPETITIVE MARKET

The Committee conducts a full review of the Corporation's executive compensation program each year. This includes a review of external compensation surveys of similarly sized industrial companies.

COMPENSATION COMPONENTS

The Corporation's executive compensation program is designed to provide a strong link between executive compensation and enhancement of shareholder value. The Committee believes the interests of the shareholders will be best served if the Corporation's compensation program consists of a combination of cash-based components and equity ownership. A significant portion of executive compensation is contingent upon corporate and individual performance. Individual performance is measured by a comparison of achievement versus predetermined objectives. The total compensation program consists of three components: base salary, which reflects the executive's level of responsibility and individual performance; incentive compensation awards in the form of cash bonuses, which reflect corporate, business unit and individual performance; and long-term incentive compensation in the form of stock awards, which create value for the executive only if the price of the Corporation's stock appreciates over time. The latter two components provide at-risk compensation that is linked directly to financial results and enhancement of shareholder value. The Committee considers all elements of compensation when determining an individual's total compensation.

BASE SALARY

Each year the Committee reviews the base salary of the chief executive officer and, in conjunction with the chief executive officer, the base salaries of other corporate officers. The Committee makes all final compensation determinations concerning officers with the exception of the chief executive officer, whose compensation is recommended to the full Board for final approval. The key criteria in the base salary determination for each executive are the level and scope of responsibility; competitive market factors; and individual and business unit performance.

BONUS

An Incentive Compensation Plan ("ICP") provides incentive compensation in the form of cash bonuses to executive officers, managers and other selected key employees who have a broad impact on corporate performance. Participants are eligible to receive annual incentive awards equivalent to approximately 7.5% to 75% of base salary based upon each employee's level of responsibility; the attainment of pre-established goals, including Economic Value Added ("EVA-Registered Trademark-"(1)) goals reviewed and approved by the Committee for the Corporation as a whole and for each of the Corporation's major operating subsidiaries and business units; and meeting individual performance objectives. Under the ICP, participants' awards are tied to the attainment of individual performance objectives and financial objectives for his/her respective business unit and/or the Corporation. When pre-established objectives are not achieved, annual awards may be reduced or eliminated. EVA is determined by subtracting from net operating profit after tax a

------------------------

(1) EVA is a registered trademark of Stern Stewart & Co.

charge for the capital used to generate that profit. For 2000, individual, corporate and business unit performance objectives were achieved in part and corresponding ICP awards were made.

LONG-TERM INCENTIVE COMPENSATION

Long-term incentive compensation is comprised of annual grants of stock options, restricted stock and restricted stock unit awards. These grants are designed to encourage key employees to remain with the Corporation by providing them with a long-term interest in the Corporation's overall performance and to motivate them to maximize long-term shareholder value.

The Corporation's stock option grant guidelines were designed, and have been revised periodically, with the assistance of external compensation consultants. Stock options are generally granted annually, cannot be exercised for at least one year from the date of grant and vest over three years. Options expire
10 years from the grant date. Stock option grant guidelines set forth the criteria for eligibility, award levels and administration of the program. Stock option awards are based on individual performance and the potential impact that the Committee feels a particular participant can have in the future. Additional option grants may be made to reflect increased responsibility or to reward outstanding performance.

Restricted stock and restricted stock unit awards may also be granted in conjunction with the hiring of new executives, executive retention or for exemplary performance. A grant of restricted stock units was made to one executive in 2000.

The Committee believes that linking a significant portion of an executive's current and potential future compensation to the Corporation's success, as reflected in its stock price, gives the executive a stake similar to that of the Corporation's shareholders and results in better long-term management of the Corporation for the benefit of its shareholders.

CHIEF EXECUTIVE COMPENSATION

Mr. Bulriss' annual base salary was increased in 2000 to $780,000. This was based upon the key criteria set forth above with respect to base salaries. The Committee considered the level and scope of his responsibilities, particularly in view of his election as chairman, as well as competitive market factors.

Mr. Bulriss was granted a bonus of $184,000 for 2000. This bonus was determined under the ICP, based on the Corporation's EVA performance and achievement of his individual performance objectives. His bonus, like all other corporate bonuses, was significantly affected by the Corporation's overall EVA performance.
Mr. Bulriss' leadership in achieving other business objectives, including acquisition and disposition strategies; process productivity; environmental, safety and health performance; and human resource development, was considered in connection with the individual performance component.

Mr. Bulriss was granted 100,000 stock options in 2000, as provided for in his employment agreement.

POSITION ON DEDUCTIBILITY OF COMPENSATION

The Omnibus Budget Reconciliation Act of 1993 limits the deductibility of compensation in excess of $1 million paid to the Corporation's chief executive officer and the other Named Executives during any fiscal year, unless such compensation meets certain criteria.

The Committee seeks to qualify officer compensation for deductibility where feasible, but retains the discretion to pay non-deductible amounts. The Committee believes that such flexibility is an important feature of the Corporation's compensation programs and one that best serves the interests of the Corporation and its shareholders by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.

SUMMARY

With a significant portion of the Corporation's executive compensation linked directly to individual and corporate performance and price appreciation of the Corporation's stock over the long term, the Committee believes that the overall compensation practices adopted for the Corporation will help to ensure the alignment of the interests of the Corporation's executives and shareholders and encourage executives to support the long-term success of the Corporation.

This report is submitted by the members of the Compensation and Incentive Committee, none of whom is an employee or a former employee of the Corporation.

                                          Compensation and Incentive Committee

                                          Thomas M. Fulton, Chairman
                                          Nigel D. T. Andrews
                                          James W. Crownover
                                          Martin M. Hale

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return to shareholders on the Common Stock of the Corporation for the five year period ending December 31, 2000, to the cumulative total return during the same period on the S&P 500 Composite and S&P Specialty Chemical Indices, as well as a custom composite index comprised of seven specialty chemical companies (the "Peer Group"). The Peer Group consists of Albemarle Corp., CK Witco Corporation, Cytec
Industries Inc., Ferro Corporation, W. R. Grace & Co., Hercules Incorporated and Sigma-Aldrich Inc. These companies are similar in size and market capitalization to the Corporation. Additionally, each of these companies and the Corporation compete in the same markets. The graph assumes that $100 was invested on December 31, 1995, and that all dividends were reinvested in the Corporation's Common Stock.

     GREAT LAKES CHEMICAL CORPORATION VS. S&P EQUITY INDICES AND PEER GROUP
                  TOTAL RETURN TO SHAREHOLDERS OVER FIVE YEARS

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Value of $100 Investment Made December 31, 1995

           GREAT LAKES     S&P CHEMICALS
          Chemical Corp  (Specialty) Index  Peer Group  S&P 500 Index
12/31/95        $100.00            $100.00     $100.00        $100.00
12/31/96         $65.58            $102.57     $112.83        $122.96
12/31/97         $63.43            $127.01     $149.48        $163.98
12/31/98         $66.06            $108.16     $109.17        $210.85
12/31/98         $63.58            $119.73     $103.33        $255.21
12/31/99         $62.53            $106.50     $103.95        $231.98

                                                    VALUE OF $100 INVESTMENT MADE DECEMBER 31, 1995**
                                             ---------------------------------------------------------------
                                             12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                                             --------   --------   --------   --------   --------   --------
Great Lakes Chemical Corporation...........     100       65.58      63.43      66.06      63.58      62.53
S&P Chemicals (Specialty) Index............     100      102.57     127.01     108.16     119.73     106.50
Peer Group.................................     100      112.83     149.48     109.17     103.33     103.95
S&P 500 Composite Index....................     100      122.96     163.98     210.85     255.21     231.98

**Year-end Total Return to Shareholders with dividends reinvested and no purchase commissions.

On May 22, 1998, the Corporation completed a spin-off if its wholly owned subsidiary, Octel Corp., and distributed to its shareholders the common stock of Octel Corp. Accordingly, of the five years shown in the above graph, three years and five months represent the performance of

Great Lakes Chemical Corporation prior to the distribution and one year and seven months represent performance post-distribution. The graph accounts for this distribution as though it were a non-taxable cash dividend reinvested in the Common Stock of the Corporation.

Past results are not necessarily indicative of future performance, and this chart does not reflect the Corporation's forecast for future share price performance.

AUDIT COMMITTEE REPORT

The Audit Committee (the "Committee") of the Board oversees the Corporation's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Committee is composed of four independent directors and operates under a written charter adopted by the Board (see Appendix A). Committee members are: Louis E. Lataif (Chair), John C. Lechleiter, Mack G. Nichols and Jay D. Proops.

In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Corporation's annual report with management including discussion of the quality, not just the acceptability, of the Corporation's accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States; their judgments as to the quality, not just the acceptability, of the Corporation's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Corporation including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of the non-audit services with the auditors' independence.

The Committee discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation's internal controls and the overall quality of the Corporation's financial reporting. The Committee held five meetings during 2000.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

Fees for the last annual audit were $1 million and all other fees were $3.6 million, which included audit-related services of $1.6 million and nonaudit services of $2 million. Audit-related services generally include fees for pension and statutory audits, business acquisitions, business dispositions, accounting consultations, internal audit services and Securities and Exchange Commission registration statements.

The Committee recommends, and the Board approves, the selection of the Corporation's independent auditors. Ernst & Young LLP, Indianapolis, Indiana, served as the Corporation's independent auditors in 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they should desire to do so. They are also expected to be available to respond to questions.

This report is submitted by the members of the Audit Committee.

                                          AUDIT COMMITTEE

                                          Louis E. Lataif, Chairman
                                          John C. Lechleiter
                                          Mack G. Nichols
                                          Jay D. Proops

PROPOSAL TWO: SHAREHOLDER PROPOSAL RECOMMENDING THAT THE DIRECTORS ARRANGE FOR THE PROMPT SALE OF THE CORPORATION TO THE HIGHEST BIDDER

Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, (the owner of 1,300 shares of the Corporation's Common Stock) has given notice that he will introduce the following proposal and supporting statement for action at the Annual Meeting.

        Resolved that the shareholders of Great Lakes Chemical Corporation urge the Great Lakes Chemical Corporation Board of Directors to arrange for the prompt sale of Great Lakes Chemical Corporation to the highest bidder.

        The purpose of the Maximize Value Resolution is to give all Great Lakes Chemical Corporation shareholders the opportunity to send a message to the Great Lakes Chemical Corporation Board that they support the prompt sale of Great Lakes Chemical Corporation to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even it is approved by the majority of Great Lakes Chemical Corporation shares represented and entitled to vote at the Annual Meeting, the Maximize Value Resolution will not be binding on the Great Lakes Chemical Corporation Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

        The prompt auction of Great Lakes Chemical Corporation should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

        The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

THE BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board believes that this shareholder proposal is not in the best interests of the Corporation or its shareholders and recommends a vote "against" this proposal.

The Board agrees that its primary obligation is to maximize long-term shareholder value. It unanimously opposes the view that the way to maximize value is to put the Corporation up for sale in an auction process.

The Board continuously reviews the Corporation's business to determine how to maximize value for the shareholders. It evaluates the current portfolio of businesses, assesses business processes, and passes judgment on the results achieved by management. It considers all available strategic and tactical options, including the conditions under which a sale of the Corporation should be considered.

The Board does not believe that adopting the present resolution would serve to maximize shareholder value. Earnings growth is the optimal basis for value creation, whether reflected in the stock price or in the price a future buyer might pay for some or all of the Corporation's business. The Corporation's management is correctly focused on accelerating growth and profitability in each of the major business units, and on having those efforts reflected in enhanced operating earnings. In contrast, initiating an auction process to sell the Corporation in response to this resolution would likely diminish shareholder value by unnecessarily and unjustifiably creating the atmosphere of a forced sale.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

PROPOSAL THREE: SHAREHOLDER PROPOSAL ON THE CLASSIFIED BOARD

The American Federation of State, County and Municipal Employees, AFL-CIO, 1625
I. Street, N.W., Washington, D.C. 20036-5687, (owner of 800 shares of the Corporation's Common Stock) has given notice that it will introduce the following proposal and supporting statement for action at the Annual Meeting.

        RESOLVED, that the shareholders of Great Lakes Chemical Corp. ("Great Lakes" or the "Company") urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

        We believe the election of directors is the most powerful way Great Lakes shareholders influence the strategic direction of our Company. Currently the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the Directors each year.

        The staggered term structure of Great Lakes' Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep Directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all Directors give shareholders the power to either completely replace their Board, or replace a majority of Directors, if a situation arises which warrants such drastic action.

        We are particularly concerned about the Great Lakes Board's insensitivity to shareholder opinion regarding the Company's anti-takeover defenses. At last year's annual meeting 54% of the votes cast favored the declassification of Great Lakes' Board. Additionally, in 1999 and 2000 shareholders overwhelmingly supported resolutions to eliminate the Company's poison pill rights plan. Despite these clear messages from shareholders both the poison pill and the classified board structure remain in place. We do not believe that this Board should be allowed to ignore majority votes by shareholders and enjoy the protection of a three-year term structure that serves both as an entrenchment device and as an additional tool to oppose takeovers without shareholder input.

        We do not believe destaggering the Board of Great Lakes will be destabilizing to our Company or impact the continuity of Director service. Our Directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

        There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

        A growing number of shareholders appear to agree with our concerns. Last year, a majority of shareholders supported proposals asking their boards to repeal classified board structures at 34 companies, including Airborne Freight, Eastman Chemical, and Kmart.

        FOR A GREATER VOICE IN THE GOVERNANCE OF GREAT LAKES WE URGE SHAREHOLDERS TO VOTE YES ON THIS PROPOSAL.

THE BOARD OF DIRECTORS BELIEVES THAT THIS SHAREHOLDER PROPOSAL IS NOT IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS AND THEREFORE UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

This year, as in 1998 and last year, a shareholder has requested that the Board move to eliminate the classification of the Board and to elect all directors annually. The Board has intensely considered each proposal and, now as then, believes that retention of the classified Board is in the best interest of the Corporation and the shareholders.

In each of the two previous submissions, while the proposal garnered approximately 54 percent of the votes cast, it received less than a majority of the shares present or the total shares outstanding. The Board has seriously considered these results, but the vote is not binding, and does not relieve the Board of its fiduciary obligation to all of the shareholders to consider the merits of the classified board. Moreover, under Delaware law, amendment of the Certificate of Incorporation (which is what this resolution would require to be effective) cannot occur without the approval of the Board and submission to the shareholders.

While the Corporation's current method of electing directors by classes was approved by 71 percent of the shares voted in May 1988, the Board continues to take a fresh look at the system. Using a classified structure to elect directors is a common practice that has been approved by the shareholders of many corporations. Terms of service extending beyond the present year ensure historical perspective, and enhance the development of long-term strategies and the measurement of long-term performance.

This proposal contends that the classified structure decreases the focus on executive performance, fosters a lack of accountability to the shareholders, and results from a desire to entrench the Board and management as against a takeover. The Board disagrees:

    - FOCUS ON EXECUTIVE PERFORMANCE. At every meeting at which it has discussed the subject of the classified board over the last two years, the Board has made it clear that the maximization of shareholder value must be management's primary focus and performance measurement. Annual election of all of the directors could not make that message any stronger. We believe that the directors on a classified board are more likely to have experience with, and knowledge of, the Corporation, and are more likely to be able to judge management's commitments and performance on a year over year basis.

    - ACCOUNTABILITY. The shareholders vote on a third of the directors each year. If the shareholders are dissatisfied with the commitment of the Board as a whole or any individual member to the shareholders' interest, they always have the right to propose other nominees.

    - ENTRENCHMENT. This Board is not entrenched. That it is elected in a classified structure does not make it permanent. Three Board members have tenures of less than eighteen months, and all except one are new since 1994. Eight of the nine members (all but the chairman & chief executive officer) are independent.

    - RESPONSE TO AN UNSOLICITED OFFER TO BUY THE CORPORATION. The Board reviews the Corporation's takeover defense posture at least annually, and often more frequently. There is no dispute that a classified board has the effect of requiring two meetings of the shareholders to replace a majority of the Board. It thus encourages persons who would seek to acquire control of the Corporation by proxy contest to initiate such efforts through negotiations with the Board. It would provide the Board with time and opportunity to exercise its fiduciary obligation to maximize long-term shareholder value in responding to any acquisition proposal. That is precisely what a conscientious Board is entrusted 29 indeed, required 29 to do.

The proposal's focus on board structure is misdirected. We believe that classified boards, shareholder rights plans and the like are simply means to the end of maximizing shareholder value, and pale in importance compared to the quality, experience, honesty and fiduciary commitment of the Board members themselves. The proposal's emphasis on the term of office simply fails to gauge the depth of commitment of each member of this Board to his fiduciary obligations.

ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES THAT THE RETENTION OF THE CLASSIFIED BOARD IS IN THE BEST INTERESTS OF THE SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.

Based on a review of forms filed and information provided by directors and executive officers, the Corporation believes that all Section 16(a) reporting requirements were met, except for a late report by Mr. Hollier of one sale of stock in June 2000 totaling 1,687 shares.

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

The Corporation anticipates holding its 2002 Annual Meeting of Shareholders on Thursday, May 2, 2002.

Notice of any matter intended to be presented by a shareholder for action at the 2002 Annual Meeting must be addressed to the secretary of the Corporation at its offices in Indianapolis, Indiana, and must comply with the advance notice procedures and information requirements set forth in the Bylaws of the Corporation. Notice of such matter must be received not later than January 2, 2002, nor before December 2, 2001.

However, in order to be considered for inclusion in the Corporation's proxy statement and form of proxy for the 2002 Annual Meeting under the regulations of the Securities and Exchange Commission, shareholder proposals must be received no later than November 27, 2001, by the secretary of the Corporation at its offices in Indianapolis, Indiana.

OTHER MATTERS

As of the date of this proxy statement, management is not aware of any matters to be presented at the Annual Meeting other than the matters specifically stated in the Notice of Meeting and discussed in the proxy statement. If any other matter or matters are properly brought before the meeting, the persons named on the enclosed proxy card have discretionary authority to vote the proxy on each such matter in accordance with their judgment.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers or other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners will be borne by the Corporation. Morrow & Co., Inc. has been engaged to assist in the solicitation of proxies. The Corporation will pay that firm $5,000 for its services and reimburse its out-of-pocket expenses. Officers and regular employees of the Corporation may also solicit proxies by mail, telephone, facsimile or personal calls, without additional compensation.

                                          By Order of the Board of Directors,

                                          JEFFREY M. LIPSHAW
                                          Secretary

                                          March 27, 2001

                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD

APPENDIX A

AUDIT COMMITTEE CHARTER

--------------------------------------------------------------------------------

ORGANIZATION

There shall be an Audit Committee (the "Committee") of the Board of Directors. The Committee is to be composed of at least three directors, all of whom who are independent of the management of the Corporation and are free from any relationship, as determined by the Board, that may interfere with the exercise of their independent judgment as Committee members. All members of the Committee shall have (or obtain within a reasonable timeframe) working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

ROLE OF THE AUDIT COMMITTEE

The Audit Committee shall provide assistance to the Board in fulfilling its oversight responsibilities relating to accounting and reporting practices of the Corporation; the quality and integrity of the financial reports of the Corporation; and internal control and compliance programs. In so doing, it is the responsibility of the Committee to maintain free and open means of communication between directors, independent auditors, internal auditors, and management of the Corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the Committee may develop policies and procedures, reacting as appropriate to changing conditions, to ensure to the directors and shareholders that the accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality.

APPROVAL AND REVIEW OF CHARTER

The Committee will obtain the full Board's approval of this charter and will review and reassess its adequacy and any changes in it as conditions dictate (at least annually).

FREQUENCY OF MEETINGS

The Committee will meet periodically, but at least three times annually, as deemed necessary to perform its duties.

DUTIES OF THE COMMITTEE

    AUDIT PROCESS

    1. Review and recommend to the Board the annual appointment of the independent auditors (who are ultimately accountable to the Committee and the Board) to audit the Corporation's financial statements; review the fee arrangements of the outside auditors; and evaluate and, if appropriate, review and approve their discharge and replacement.

                                       A1

    2. Obtain annually from the independent auditors a statement describing all significant relationships (or services provided) the auditors have with the Corporation in order to evaluate the auditor's objectivity and independence.

    3. Obtain annually from the independent auditors a formal written statement (consistent with Independence Standards Board Standard No. 1) that, in their professional judgment, they are independent of the Corporation.

    4.  Review annually the audit scope and plan of the independent auditors.

    5. Review annually with the director of internal audit the risk assessment process and the resulting Internal Audit plan. Review audit coverage, including coverage provided for the more significant audit risk areas and related staffing levels.

    6. Review the coordination of audit efforts between the independent auditors and internal audit to ensure completeness of coverage, reduction of redundant effort and the effective use of audit resources.

    FINANCIAL REPORTING

    1. Review with management and the independent auditors the financial statements to be included in the Corporation's annual report on Form 10-K (or the annual report to Shareholders if distributed prior to the filing of Form 10-K). This review will include the judgments of management and the independent auditors about the quality, not just the acceptability, of accounting principles; the reasonableness of significant judgments; and the clarity of the disclosures in the financial statements. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States.

    2. Review the independent auditor's summary of significant accounting, auditing and internal control issues identified during the audit along with management's corrective action plans and other matters related to the conduct of the audit which are required to be communicated to the Committee under auditing standards generally accepted in the United States.

    3. Review with management and the independent auditors significant accounting policy changes or applicable new accounting or reporting standards adopted by management.

    4. Review the interim financial statements with management and the independent auditors prior to the filing of the Corporation's Quarterly Report on Form 10-Q. Also, the Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under auditing standards generally accepted in the United States. The chair of the Committee (or his designee) may represent the entire Committee for the purposes of this review.

    INTERNAL CONTROLS

    1. Review with management, the director of internal audit and the independent auditors the adequacy of the Corporation's system of internal control.

                                       A2

    2. Review periodic reports from the director of internal audit summarizing the results of completed audits/reviews including significant findings, and the resolution or status of previously reported significant control issues, along with management's responses thereto.

    3. Review with management, the director of internal audit, and the independent auditors significant risks or exposures.

CODE OF BUSINESS CONDUCT COMPLIANCE PROGRAMS

Review periodically with management, the general counsel and the director of internal audit, the Corporation's program for monitoring compliance with the Code of Business Conduct.

OTHER MATTERS

Meet at least annually with the independent auditors in separate executive session to discuss any matters that the Committee or the auditors believe should be discussed privately.

                                       A3
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PROXY                      GREAT LAKES CHEMICAL CORPORATION                PROXY
2001      This Proxy is solicited on behalf of The Board of Directors       2001

The undersigned hereby appoints MARK P. BULRISS, JEFFREY M. LIPSHAW, KEVIN J. MULCRONE and each of them with full power of substitution, as the proxies of the undersigned, to attend the Annual Meeting of Shareholders to be held on Thursday, May 3, 2001, at 11:00 a.m. and any adjournment thereof, and to vote the stock the undersigned would be entitled to vote, if present, on the items listed on the reverse side of this proxy card.

     This proxy will be voted as specified; or if no choice is specified, it will be voted for the election of Director Nominees and against the shareholder proposals.

                          Eliminate Duplicate Mailings

SEC rules require the Corporation to mail an annual report to every shareholder even if there are multiple shareholders in the same household. If you are a shareholder of record and have the same address as other shareholders of record, you may authorize the Corporation to discontinue mailings of multiple annual reports. To do so, mark the box (see over) on each proxy card for which you do not wish to receive an annual report. Applicable law requires the Company to send separate proxy statements and proxy cards for all of your accounts.

/  / Mark here for address change


     --------------------------------
     New Address

     --------------------------------          (Please sign on the reverse side)

                              FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                        GREAT LAKES CHEMICAL CORPORATION
     Please mark vote in oval in the following manner using dark ink only.


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
---------------------------------------------------------------------
                     THE BOARD RECOMMENDS A VOTE FOR ITEM 1.             THE BOARD RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.
---------------------------------------------------------------------
2001                                      For     Withhold   Except
P                                         All       All
R
O    1.   Election of Director Nominees:  /  /     /  /       /  /
X         James W. Crownover 01,
Y         Louis E. Latanf 02
          and Mack G. Nichols 03



          Nominee Exception
                            --------------

---------------------------------------------------------------------
                                                                                                               For  AGAINST  Abstain
                                                                         2.   Shareholder proposal             / /   / /       / /
                                                                              recommending the prompt sale of
                                                                              the corporation to the highest
                                                                              bidder

                                                                         3.   Shareholder proposal             / /   / /      / /
                                                                              recommending elimination of the
                                                                              classified board.

                                                                         4.   In their discretion, the Proxies are authorized to
                                                                              vote upon any other matter which may properly come
                                                                              before the meeting.



                                                                         Please check here to discontinue the annual
                                                                         report mailing for this account.                  / /

                                                                                                                              2001
                                                                              ----------------------------------------------------
                                                                              Signature                               Date


                                                                                                                              2001
                                                                              ----------------------------------------------------

                                                                              Signature                               Date

                                                                              Please sign exactly as your name appears. Joint
SHAREHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY              owners should each sign personally. Where
PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN     applicable, indicate your official position or
THE UNITED STATES.                                                            representation capacity.
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